Farmer Mac Prices $100 Million of Series H Preferred Stock

WASHINGTON, D.C., August 20, 2025 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced that it has agreed to issue $100 million of Tier 1 capital through the public offering of 6.500% non-cumulative perpetual Series H preferred stock, par value $25.00 per share. The preferred stock offering is expected to close on August 25, 2025, subject to customary closing conditions. Farmer Mac expects to list the new series of preferred stock on the New York Stock Exchange under the symbol “AGM PRH.”
The dividend rate on the new Series H preferred stock will remain at a non-cumulative, fixed rate of 6.500% per year, when, as, and if a dividend is declared by the Board of Directors of Farmer Mac, for so long as the Series H preferred stock remains outstanding. The Series H preferred stock will have no maturity date, but Farmer Mac will have the option to redeem the preferred stock on any dividend payment date on and after October 17, 2030. RBC Capital Markets, LLC served as the Sole Book-Running Manager for this transaction.
The offering is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended, and is being made solely by means of an offering circular. You may obtain a copy of the offering circular by contacting RBC Capital Markets, LLC, Brookfield Place, 200 Vesey Street, 8th Floor, New York, NY 10281, toll-free: 1-866-375-6829 or email: rbcnyfixedincomeprospectus@rbccm.com.
Forward-Looking Statements
In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for the preferred stock offering, Farmer Mac’s intended use of the proceeds from the offering and the closing date of the offering. You should pay particular attention to the important risk factors and cautionary statements described tin the “Risk Factors” section of the offering circular that relates to the offering referenced above, as well as the risk factors discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, on February 21, 2025, and Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, as filed with the SEC on August 7, 2025. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in the release to reflect new information or any future events or circumstances, except as the SEC otherwise requires.
About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, agribusiness, broadband infrastructure, power and utilities, and renewable energy. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700

* * * *
2